REVOLVING CREDIT AGREEMENT

                                  BY AND AMONG

                         SANDSPORT DATA SERVICES, INC.,
                                 SANDATA, INC.,
                       SANDATA HOME HEALTH SYSTEMS, INC.,
                           SANTRAX PRODUCTIVITY, INC.,
                             SANDATA SPECTRUM, INC.,
                              SANDATA INTECK, INC.,
                              SANTRAX SYSTEMS, INC.

                                       AND

                               MARINE MIDLAND BANK


                           DATED AS OF APRIL 18, 1997












G:\DATA\LEGAL\MMBAGR.DOC

                                TABLE OF CONTENTS

SECTION 1:  DEFINITIONS.....................................................(v)

1.1      Defined Terms......................................................(v)
         -------------

1.2      Accounting Terms....................................................4
         ----------------

SECTION 2:  AMOUNT AND TERMS OF ADVANCES.....................................4

2.1      Commitment..........................................................4
         ----------

2.2      Revolving Credit Note...............................................5
         ---------------------

2.3      Notice of Advances..................................................5
         ------------------

2.4      Cancellation and Reduction of Commitment............................5
         ----------------------------------------

2.5      Commitment Fee......................................................5
         --------------

2.6      Increase in Costs or Reduced Return Resulting from Capital
         Adequacy Requirements...............................................6

2.7      Interest on the Revolving Credit Note...............................6
         -------------------------------------

2.8      Optional Prepayments................................................7
         --------------------

2.9      Alternate Rate of Interest..........................................8
         --------------------------

2.10     Increased Costs.....................................................8
         ---------------

2.11     Indemnity...........................................................9
         ---------

2.12     Continuation and Conversion of Advances............................10
         ---------------------------------------

2.13     Balance Shortfall Fee..............................................10
         ---------------------

2.14     Payments...........................................................10
         --------

2.16     Computations.......................................................11
         ------------

SECTION 3:  REPRESENTATIONS  ...............................................11

3.1      Subsidiaries; Existence............................................11
         -----------------------

3.2      Company and Guarantors; Existence..................................11
         ---------------------------------

3.3      Corporate Authority................................................12
         -------------------

3.4      Binding Agreements.................................................12
         ------------------

3.5      Litigation.........................................................12
         ----------

3.6      No Conflicting Law or Agreements...................................12
         --------------------------------

3.7      Contingent Liabilities.............................................13
         ----------------------

3.8      Financial Condition................................................13
         -------------------

3.9      Title to Properties................................................13
         -------------------

3.10     Taxes..............................................................13
         -----

3.11     Default............................................................14
         -------

3.12     No Burdensome Agreements...........................................14
         ------------------------

3.13     ERISA..............................................................14
         -----

3.14     Operation of Business..............................................14
         ---------------------

SECTION 4:  CONDITIONS TO ADVANCES..........................................15

4.1      Conditions to the Initial Advance..................................15
         ---------------------------------

4.2      Conditions to each Advance.........................................17
         --------------------------

4.3      Approval of Bank's Counsel.........................................17
         --------------------------

SECTION 5:  AFFIRMATIVE COVENANTS...........................................17

5.1      Information........................................................17
         -----------

5.2      Existence..........................................................20
         ---------

5.3      Payment of Obligations.............................................20
         ----------------------

5.4      Insurance..........................................................20
         ---------

5.5      Payment of Indebtedness and Performance of Obligations.............20
         ------------------------------------------------------

5.6      Condition of Property..............................................20
         ---------------------

5.7      Observance of Legal Requirements...................................20
         --------------------------------

5.8      Books and Records..................................................21
         -----------------

5.9      Inspection.........................................................21
         ----------

5.10     Financial Requirements............................................21
         ----------------------

5.11     New Subsidiaries..................................................22
         ----------------

SECTION 6:  NEGATIVE COVENANTS.............................................22

6.1      Indebtedness for Borrowed Money...................................22
         -------------------------------

6.2      Limitation on Liens...............................................23
         -------------------

6.3      Merger, Consolidation and Acquisition.............................23
         -------------------------------------

6.4      Sale of Assets....................................................23
         --------------

6.5      Contingent Liabilities............................................24
         ----------------------

6.6      Investments; Loans................................................24
         ------------------

6.7      Capital Expenditures..............................................24
         --------------------

6.8      Nature of Business................................................25
         ------------------

6.9      Transactions with Affiliates......................................25
         ----------------------------

6.10     No Lien Senior to or Equal to Loan Documents......................25
         --------------------------------------------

6.11     Change of Management..............................................25
         --------------------

6.12     Dividends and Purchase of Stock...................................25
         -------------------------------

SECTION 7:  EVENTS OF DEFAULT..............................................26

SECTION 8:  MISCELLANEOUS...................................................28

8.1      Consents to Amendments.............................................28
         ----------------------

8.2      Survival of Representations........................................28
         ---------------------------

8.3      Successors and Assigns.............................................28
         ----------------------

8.4      Liability in Acting................................................28
         -------------------

8.5      The Bank's Rights Not Waived; Cumulative Rights....................29
         -----------------------------------------------

8.6      Expenses...........................................................29
         --------

8.7      Other Agreements...................................................29
         ----------------

8.8      Repayment..........................................................30
         ---------

8.9      Applicable Law and Jurisdiction....................................30
         -------------------------------

8.10     Counterclaim; Trial by Jury........................................30
         ---------------------------

8.11     Entire Agreement...................................................30
         ----------------

8.12     Headings...........................................................31
         --------

8.13     Notices............................................................31
         -------

8.14     Indemnification....................................................31
         ---------------

8.15     Authority to Disclose..............................................32
         ---------------------

8.16     Severability.......................................................32
         ------------

8.17     Counterparts.......................................................33
         ------------

Exhibit A - Revolving Credit Note

                           REVOLVING CREDIT AGREEMENT

     THIS AGREEMENT made as of the 18th day of April, 1997 by and among SANDSPORT DATA SERVICES, INC., a New York corporation having its principal place of business at 26 Harbor Park Drive, Port Washington, New York 11050 (the "Company"), SANDATA, INC., SANDATA HOME HEALTH SYSTEMS, INC., SANDATA PRODUCTIVITY, INC., SANDATA SPECTRUM, INC. and SANDATA INTECK, INC., each a Delaware corporation having its principal place of business at 26 Harbor Park Drive, Port Washington, New York 11050 and SANTRAX SYSTEMS, INC., a New York corporation having its principal place of business at 26 Harbor Park Drive, Port Washington, New York 11050 (individually, a "Guarantor" and, collectively, the "Guarantors") and MARINE MIDLAND BANK, a New York State bank with an office at 534 Broad Hollow Road, Melville, New York 11747 (the "Bank").

                              W I T N E S S E T H :

                             SECTION 1: DEFINITIONS

  1.1 Defined Terms: As used in this Agreement the following terms have the following meanings, unless the context otherwise requires:

     Adjusted LIBOR Rate: shall mean the LIBOR Rate plus two (2%) percent.

     Advance or Advances: shall mean, collectively, all advances made pursuant to Section 2.2 hereof whether Prime Rate Advances or LIBOR Rate Advances.


     Assignment of Life Insurance: shall have the meaning assigned in Section 4.1(i) hereof.

     Business Day: shall mean any day other than a Saturday, Sunday or other day on which commercial banks in London and/or New York, New York are authorized or required by law to close.

     Commitment: shall have the meaning assigned in Section 2.1 hereof.

     Commitment Period: shall mean the period from and including the date hereof to, but not including, the Termination Date or such earlier date as the Commitment shall terminate as provided herein.

     Consolidated Group: shall mean the Company, the Guarantors and their respective Subsidiaries.

     Default: shall mean any of the events specified in Section 7 hereof, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

     Default Rate: shall mean a rate per annum equal to the Prime Rate from time to time in effect plus three (3%) percent.

     ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA Affiliate: shall mean any trade or business (whether or not incorporated) which together with the Company, a Guarantor or a Subsidiary would be treated as a single employer under Section 4001 of ERISA.

     Event of Default: shall mean any of the events specified in Section 7 hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

     Guarantor or Guarantors: shall mean Sandata, Inc., Sandata Home Health Systems, Inc., Sandata Productivity, Inc., Sandata Spectrum, Inc., Sandata Inteck, Inc., Santrax Systems, Inc. and each Person required to guaranty pursuant to Section 5.11 hereof.

     Guaranty or Guaranties: shall have the meaning assigned in Section 4.1(b) hereof and include the guaranties of each Person required to guaranty pursuant to Section 5.11 hereof.

     Lien: shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention or trust agreement, any lease in the nature thereof, and the filing or recording of or agreement to give any financing statement or other document to be filed or recorded under the Uniform Commercial Code of any jurisdiction.

     LIBOR Borrowing Request: shall mean the written request by the Company to the Bank for a LIBOR Rate Advance including the date of the LIBOR Rate Advance and the amount.

     LIBOR  Period:  shall mean a period,  if available  to the Bank,  of ninety
(90)days.

     LIBOR Rate: shall mean the per annum interest rate equal to the London Interbank Offered Rate as shown on the Dow Jones & Company's Telerate Screen, at approximately 11:00 a.m. (London time) two Business Days prior to the proposed borrowing date for deposits of United States dollars in an amount comparable to the principal amount of the proposed LIBOR Rate Advance for the LIBOR Period.

     LIBOR Rate Advance: shall mean any Advance bearing interest at the Adjusted LIBOR Rate.

     Loan Documents: shall mean this Agreement, the Note, the Security Agreements, the Guaranties, the Assignment of Life Insurance and any other documents executed by the Company or a Guarantor in connection herewith.


     Multiemployer Plan: shall mean a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Company, a Subsidiary or any ERISA Affiliate.

     Officers' Certificate: shall mean a certificate signed in the name of the Company or a Guarantor, by its President, or one of its Vice Presidents, and by its Treasurer or Secretary.

     PBGC: shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     Person: shall mean and include an individual, a partnership, a firm, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

     Plan: shall mean any plan referred to in Section 4021(a) of ERISA in respect of which the Company, a Subsidiary or an ERISA Affiliate is an "employer" or a "substantial employer" as said terms are defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.

     Prime Borrowing Request: shall mean the written request by the Company for a Prime Rate Advance including the date of the Prime Rate Advance and amount.


     Prime Rate: shall mean the rate of interest publicly announced by the Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans.

     Prime Rate Advance: shall mean any Advance bearing interest at the Prime Rate.

     Prohibited Transaction: means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

     Regulatory Changes: shall mean, after the date hereof, the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any court or governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any new request or directive by any such court or authority (whether or not having the force of law).

     Reportable Event: shall mean any of the events set forth in Section 4043(b) of ERISA.

     Revolving Credit Note: shall have the meaning assigned in Section 2.2 hereof.

     Security Agreements: shall have the meaning assigned in Section 4.1(c) hereof including any reaffirmations thereof.

     Subsidiary: shall mean any corporation of which more than fifty percent (50%) of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly, by the Company or a Guarantor or by one or more Subsidiaries or by the Company or a Guarantor and one or more Subsidiaries.

     Termination Date: shall mean April 18, 2000.

     1.2 Accounting Terms: Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement, to the extent not defined, shall have the meaning given to it under generally accepted accounting principles consistent with those utilized in preparing the financial statements referred to in Section 3.8 hereof.


                     SECTION 2: AMOUNT AND TERMS OF ADVANCES

     2.1 Commitment: Subject to the terms and conditions hereof, the Bank agrees to extend credit to the Company by making loans (each such loan being hereinafter called an "Advance" and, collectively, "Advances") to the Company from time to time during the Commitment Period up to an aggregate principal amount outstanding at any one time of Three Million and 00/100 ($3,000,000.00) Dollars (the "Commitment"). During the Commitment Period, the Company may use the Commitment by borrowing, paying and prepaying in whole or in part and reborrowing, all in accordance with the terms and conditions hereof. Each Advance shall be in the principal amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars or an integral multiple thereof.

     2.2  Revolving  Credit  Note:  The  Advances  made by the Bank  pursuant to
Section 2.1 hereof shall be evidenced by a promissory note of the Company, payable to the order of the Bank, substantially in the form of Exhibit A hereto (the "Revolving Credit Note"), representing the obligation of the Company to pay the amount of the Commitment or, if less, the aggregate unpaid amount of all Advances plus interest thereon as provided in Section 2.7 hereof. The Revolving Credit Note shall be dated the date hereof and shall be payable to the order of the Bank on the Termination Date. The date and amount of each Advance, and the date and amount of each payment of principal on account thereof, shall be recorded by the Bank at the time of such Advance or payment on the schedule annexed to and constituting a part of the Note. The aggregate unpaid amount of Advances set forth in such schedule shall be presumed to be the principal amount owing and unpaid thereon; provided, however, that the failure of the Bank to record such information on such schedule shall not in any way affect the obligation of the Company to pay any amount due under the Revolving Credit Note.

     2.3 Notice of Advances: Each request for an Advance whether a LIBOR Borrowing Request or a Prime Borrowing Request shall be made on a Business Day no later than 1:00 p.m. (New York time) in writing (including by facsimile transmission) or orally by telephone directed to the office of the Bank located at 534 Broad Hollow Road, Melville, New York 11747. Each such oral request shall be confirmed not later than one (1) Business Day thereafter in writing
(including by facsimile transmission). The Company may not make a LIBOR Borrowing Request if the requested LIBOR Rate Advance would have an expiration date later than the Termination Date. The Bank shall make the funds for each Advance so requested available at such office in immediately available funds by the close of business on the Business Day of such request.

     2.4 Cancellation and Reduction of Commitment: The Commitment may be canceled or reduced by the Company at any time and from time to time prior to the Termination Date in whole or in part, in amounts of One Hundred Thousand and 00/100 ($100,000.00) Dollars or multiples thereof on one (1) Business Day prior written notice thereof to the Bank; provided, however, that no such cancellation or reduction shall be effective to the extent that it would reduce the Commitment to an amount less than the aggregate unpaid amount of the Advances as of the date of reduction unless such excess unpaid amount is simultaneously prepaid. The Commitment, or part thereof, so reduced or canceled shall not be reinstated.

     2.5 Commitment Fee: The Company agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment from the date hereof until the Termination Date, as such Commitment may have been reduced pursuant to
Section 2.4 hereof, at the rate of one quarter of one (1/4%) percent per annum, payable quarterly in arrears on the first day of each March, June, September and December commencing June 1, 1997 to and including the Termination Date.

     2.6 Increase in Costs or Reduced  Return  Resulting  from Capital  Adequacy
Requirements: If any law, regulation or guideline or any change therein or interpretation or application thereof by any regulatory body, court, administrative or governmental authority charged with the interpretation or administration thereof, or compliance with any request, directive, ruling, decree, judgment or recommendation of any regulatory body, court, administrative or governmental authority now existing or hereafter adopted (whether or not having the force of law) imposes, modifies or deems applicable any capital adequacy, increased capital adequacy or similar requirement and the result is to increase the cost of, or reduce the rate of return on, the Bank's (or the Bank affiliate's or participant's) capital as a consequence of its obligations hereunder, the Bank shall notify the Company of such fact. The Company and the Bank shall thereafter in good faith negotiate an adjustment to the fees payable hereunder which, in the reasonable judgment of the Company and the Bank, will adequately compensate the Bank (or the Bank affiliate or participant) in light of these circumstances. In the event that the Company and the Bank are unable to agree on such adjustment within thirty (30) days after the date on which the Bank sends such notice to the Company, the Company shall on the later of such 30th day after notice or the date such increased cost or reduced return takes effect, unless otherwise agreed to by the Bank (or the Bank affiliate or participant), prepay all Advances and terminate the Commitment on the 30th day.

     2.7 Interest on the Revolving Credit Note: a) The Revolving Credit Note shall bear interest on the unpaid principal balance thereof at a rate per annum equal to (i) with respect to Prime Rate Advances, the Prime Rate and (ii) with respect to LIBOR Rate Advances, the Adjusted LIBOR Rate. For Prime Rate Advances the interest rate shall change when and as the Prime Rate is changed, and any such change in such Prime Rate shall become effective on the day on which such change is adopted.

     b) Interest accrued on each Advance shall be payable, without duplication, on:

          (i) with respect to any portion of any Advance repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be;

          (ii) with respect to that portion of the outstanding principal amount of all Advances maintained as Prime Rate Advances, the first day of each month, commencing with the first such date following the date of the making of such Advances;

          (iii) with respect to that portion of the outstanding principal amount of all Advances maintained as LIBOR Rate Advances, the last day of each applicable LIBOR Period;

          (iv) with respect to that portion of the outstanding principal amount of all Advances converted into Prime Rate Advances on a day when interest would not otherwise have been payable pursuant to Sections 2.7(b)(ii) or
     (iii), the date of such conversion; and

          (v) on the Termination Date.

     c) If all or a portion of the principal or interest of any Advance shall not be paid when due (whether at the stated or any accelerated maturity of such Advance) or if any fee or other amount due hereunder shall not be paid when due, all Advances, and such interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) (i) with respect to Prime Rate Advances, at the Default Rate until paid and (ii) in the case of LIBOR Rate Advances at a rate which shall be the greater of the Default Rate or two percent (2%) per annum in excess of the rate applicable to such LIBOR Rate Advance until the expiration of the LIBOR Period applicable to such LIBOR Rate Advance, at which time the LIBOR Rate Advance will automatically be converted into a Prime Rate
Advance  and  until  paid  shall  bear   interest  at  the  Default   Rate.

     d) Ntwithstanding anything to the contrary contained in this Agreement, the rate of interest payable on the Revolving Credit Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, then, ipso facto, the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any interest, perform any act or be bound by any requirement which would result in payment of interest in excess of an amount which is lawfully collectible. All sums in excess of those lawfully collectible as interest shall, without further agreement or notice between or by any party hereto, be deemed applied to principal immediately upon receipt of such monies by the Bank, with the same force and effect as though the Bank had specifically designated such amount to be so applied to principal.

     2.8 Optional Prepayments: The Company may at its option at any time or from time to time prepay an Advance in whole or in part, without premium or penalty but subject to the indemnity provisions of Section 2.11 hereof with respect to LIBOR Rate Advances, upon at least three (3) Business Days prior written notice to the Bank specifying the date and the amount of prepayment. Notwithstanding the foregoing, the Company may not prepay a LIBOR Rate Advance prior to the last day of the LIBOR Period. Partial prepayments shall be in the amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars or an integral multiple thereof and each prepayment shall be made together with interest accrued thereon to and including the date of prepayment.

     2.9 Alternate Rate of Interest: If (i) by reason of any Regulatory Change, the Bank determines that, by reason of circumstances affecting the London interbank market generally, adequate and fair means do not or will not exist for determining the LIBOR Rate, (ii) by reason of any Regulatory Change, the Bank becomes restricted in the amount which it may hold of a category of liabilities which includes deposits by reference to the LIBOR Rate or a category of assets which includes loans which bear interest at a rate determined in part by reference to the LIBOR Rate, (iii) by reason of any Regulatory Change, it shall be unlawful for the Bank to maintain a LIBOR Rate Advance, or any portion thereof, bearing interest at the Adjusted LIBOR Rate, (iv) in the exclusive judgment of the Bank, deposits are not available to the Bank in the international interbank market in the requisite amounts and for the requisite durations, (v) in the exclusive judgment of the Bank, the Adjusted LIBOR Rate does not adequately reflect the cost to the Bank of making or maintaining a LIBOR Rate Advance then, in any such case, any LIBOR Rate Advance shall bear interest at the Prime Rate. If the Bank determines that because of a change in circumstances the Adjusted LIBOR Rate is again available to the Company hereunder, the Bank will also advise the Company, and the Company may convert the rate of interest payable hereunder to the Adjusted LIBOR Rate at any time (provided the Adjusted LIBOR Rate is otherwise available hereunder) by making such election in accordance with, and subject to the conditions of, this Agreement.

     2.10 Increased Costs: If, at any time, any Regulatory Change: (i) shall subject the Bank to any tax, duty or other charge with respect to this Agreement, except an income tax, based upon the charging and collecting of interest hereunder at the Adjusted LIBOR Rate or shall change the basis of taxation or payments to the Bank of the principal of or interest on the LIBOR Rate Advances, (ii) shall result in the imposition, modification or deemed applicability of any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, the Bank;
(iii) shall, because of the existence of this Agreement, affect the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank; or (iv) shall impose on the Bank or the London interbank market any other condition affecting this Agreement or the charging and collecting of interest hereunder at the Adjusted LIBOR Rate and the result of any of the foregoing is, in the Bank's reasonable judgment, (a) to increase the cost to the Bank of charging and collecting interest hereunder at the Adjusted LIBOR Rate, or (b) to reduce the return on the Bank's capital or the amount of any sum received or receivable by the Bank under this Agreement by an amount deemed by the Bank to be material, upon demand then, by the Bank, the Company agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction or, upon receipt of such demand, request in writing that such Advance be converted to a Prime Rate Advance. Such payments shall be made on the first date for payment of interest hereunder following the date of the demand by the Bank and on each such payment date thereafter or shall be paid promptly on demand if the Borrower is not advised of the amount of such payment prior to any such payment date. Determinations by the Bank for purposes of this paragraph of the effect of any Regulatory Change on its costs of making or maintaining LIBOR Rate Advances and of the additional amounts required to compensate the Bank in respect thereof, shall be conclusive absent manifest error in calculation, provided that such determinations are made in good faith.

     2.11 Indemnity: If there is a prepayment of any LIBOR Rate Advance on a date other than the expiration of the LIBOR Period for any reason whatsoever including, but not limited to:

          a) the occurrence of any Event of Default under this Agreement;

          b) the failure of the Borrower to borrow a LIBOR Rate Advance after sending notice of the amount with respect to the making of any such Advance;

          c) the receipt or recovery by the Bank of all or any part of a LIBOR Rate Advance prior to the maturity or the last day of the LIBOR Period thereof (whether by prepayment, acceleration or otherwise) unless due solely to the conversion of a LIBOR Rate Advance into a Prime Rate Advance pursuant to Section 2.9 or 2.10 hereof; or

          d) the conversion at the Company's request, prior to the last day of an applicable LIBOR Period, of a LIBOR Rate Advance into a Prime Rate Advance;

than the Company shall pay to the Bank, as liquidated damages and not as a penalty, a fee (the "Liquidation Fee") equal to the losses (including but not limited to, lost profits of the Bank), costs and expenses of the Bank in connection with such prepayment as determined by the Bank, which payment shall be made by the Company to the Bank on the date on which such prepayment is made. The calculations made by the Bank to ascertain such Liquidation Fee shall be conclusive absent manifest error in calculation by the Bank, provided that such calculations are made in good faith. The Bank, upon the written request of the Company, shall advise the Company in writing of the amount of the Liquidation Fee applicable to any such prepayment including an explanation of how the Liquidation Fee was calculated.

     2.12 Continuation and Conversion of Advances. The Company shall have the right at any time on prior irrevocable written notice to the Bank as specified in Section 2.3 to continue any LIBOR Rate Advance into a subsequent LIBOR Period, (ii) to convert any LIBOR Rate Advance into a Prime Rate Advance, and
(iii) to convert any Prime Rate Advance into a LIBOR Rate Advance, subject to the following:

          (a) in the case of a conversion of less than all of the outstanding Advances, the aggregate principal amount of Advances converted shall not be less than $100,000 and shall be an integral multiple thereof; and

          (b) no LIBOR Rate Advance shall be converted at any time other than at the end of a LIBOR Period applicable thereto.

The Company directs the Bank to continue a LIBOR Rate Advance into a subsequent LIBOR Period, on the last day of the LIBOR Period thereof without any further notice from the Company unless the Company specifies in writing in accordance with Section 2.3 that such Advance shall be converted into a Prime Rate Advance. Notwithstanding anything to the contrary contained above, if a Default or an Event of Default shall have occurred and is continuing, no LIBOR Rate may be continued into a subsequent LIBOR Period and no Prime Rate Advance may be converted into a LIBOR Rate Advance.

     2.13 Balance Shortfall Fee: The Company shall pay a balance shortfall fee for the preceding calendar quarter commencing June 1, 1997 at a rate per annum equal to the monthly average 91 day treasury bill rate in effect for the quarter multiplied by the average daily difference between $50,000 and the amount of aggregate free balances maintained by the Consolidated Group at the Bank for the quarter. Free balances shall mean balances in non-interest bearing accounts maintained by the Company or a Guarantor in excess of the amounts required to compensate the Bank for services rendered, determined in accordance with the Bank's standard system of analysis for similar accounts. Nothing contained herein shall require the Consolidated Group to maintain balances.

     2.14 Payments: The Company authorizes the Bank to charge its account maintained at the Bank for each payment of principal or interest due under the Revolving Credit Note or otherwise under this Agreement on the due date thereof. If any payment of the Revolving Credit Note or otherwise under this Agreement becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable during such extension.

     2.15 Use of Proceeds: The Company hereby covenants and agrees that the proceeds of (y) the initial Advance will be used to repay indebtedness to the Bank under the existing revolving credit facility with the Bank dated as of April 20, 1995 and (z) subsequent Advances will be used to carry projected increases in accounts receivable due to growth and to support computer hardware purchases and software development costs. No part of the proceeds of the Advances will be used directly or indirectly to finance the acquisition of new companies, including without limitation, Permitted Acquisitions, as defined in
Section 6.2 hereof, or new products or for any purpose that directly or indirectly violates, or is inconsistent with, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.


     2.16 Computations: Interest on the Advances and any other amounts payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days for actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

                           SECTION 3: REPRESENTATIONS

     In order to induce the Bank to enter into this Agreement and to make the Advances herein provided for the Company and the Guarantors, jointly and severally, represent and warrant to the Bank that:

     3.1 Subsidiaries; Existence: Set forth on Schedule I annexed hereto is a list setting forth the name, state of incorporation and percentage ownership of each Subsidiary on the date hereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power to own its assets and to transact the business in which it is presently engaged and as proposed to be conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on the business, financial condition or operations of the Company or such Subsidiary.

     3.2  Company  and  Guarantors;  Existence:  The  Company  and  each  of the
Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power to own its assets and to transact the business in which it is presently engaged and as proposed to be conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on the business, financial condition or operation of the Company or any Guarantor.

     3.3 Corporate Authority: The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Revolving Credit Note and all other Loan Documents executed in connection with this Agreement by the Company and the Guarantors have been duly authorized by all requisite corporate action. No consent or approval of stockholders or consent, approval, license or authorization of, or registration or declaration with, any governmental or administrative authority, instrumentality, bureau or agency is required as a condition to the execution, delivery, validity or enforceability of this Agreement or the Loan Documents executed in connection herewith except those that have been obtained and delivered to the Bank.

     3.4 Binding Agreements: This Agreement and the other Loan Documents when issued and delivered pursuant hereto for value received, will constitute valid and legally binding obligations of the Company and the Guarantors enforceable in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     3.5 Litigation: Except as set forth on Schedule I annexed hereto, there are no actions, suits, proceedings or investigations pending or threatened, to the knowledge of the Company, a Subsidiary or any Guarantor, by or against the Company, a Subsidiary or any Guarantor at law or in equity (whether or not purportedly on behalf of the Company, a Subsidiary or a Guarantor) before or by any Federal or state court, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which in any case or in the aggregate, if adversely determined, could reasonably be expected to have any material adverse change in the business, operations, properties or assets, or in the condition, financial or otherwise, of the Company, any Guarantor or a Subsidiary or the ability of the Company or any Guarantor to perform their respective obligations under this Agreement or the other Loan Documents. Neither the Company nor any Guarantor is in default with respect to any order, decree or judgment of any court, arbitrator or governmental authority, bureau or agency.

     3.6 No Conflicting Law or Agreements: There is no charter, by-law or preference stock provision of the Company or any Guarantor, and no provision of any existing mortgage, indenture, contract, shareholder agreement, credit agreement or other agreement binding on the Company or any Guarantor or affecting their respective properties, which would conflict with, result in a breach of or constitute a default thereunder or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or the other Loan Documents. Neither the Company nor a Guarantor is a party to any contract or agreement or subject to any charge or other corporate restriction which materially adversely affects its business, property, assets or financial condition.

     3.7 Contingent Liabilities: Except as set forth in the financial statements delivered to the Bank pursuant to Section 3.8 hereof, neither the Company nor a Guarantor is liable, directly or indirectly, in connection with the obligations, stock or dividends of any other Person, whether by guarantee, endorsement, agreement to supply or advance funds, agreement to maintain working capital or net worth, agreement to purchase or repurchase goods or services whether or not such goods or services are actually acquired, any other so-called "take-or-pay" contract, or otherwise.

     3.8 Financial Condition: The consolidated balance sheet of the Consolidated Group as of May 31, 1996 together with the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended audited by Marcum & Kleigman, CPAs and the interim consolidated balance sheet of the
Consolidated Group as of November 30, 1996 together with the related consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended prepared by management to the Company and certified by the chief financial officer of the Company and delivered to the Bank, are complete and correct and fairly present the financial condition of the Consolidated Group, and the results of the Consolidated Group's operations as of the dates and for the periods referred to and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (subject to year-end adjustments in the case of the interim statements). There has been no material adverse change in the material business, properties, condition (financial or otherwise) or operations of the Company or any Guarantor since the date of said financial statements.

     3.9 Title to Properties: The Company, each of the Guarantors and their Subsidiaries have valid leases of or good and marketable title to their respective properties and assets, including the properties and assets reflected in the balance sheets described in Section 3.8. Such properties and assets are not subject to any Lien, except as reflected in such balance sheets.

     3.10 Taxes: The Company, each of the Guarantors and their Subsidiaries have filed or have obtained extensions for the filing of, all Federal tax returns which are required to be filed and all state and other tax returns which the Company and the Guarantors believe in good faith are required to be filed and have paid all taxes shown as due. All the tax liabilities of the Company, each of the Guarantors and their Subsidiaries are adequately provided for as of the date hereof.

     3.11 Default: No Default or Event of Default has occurred and is continuing, or will occur as the result of the consummation of the transactions contemplated hereby and neither the Company, any Guarantor nor any Subsidiary is in default in any material respect in the observance or performance of any of the covenants, terms or conditions of any agreement or instrument to which it is a party.

     3.12 No Burdensome Agreements: Neither the Company, any Guarantor nor any Subsidiary is (a) subject to any restriction under its certificate of incorporation or by-laws which materially adversely affects the business, properties, assets, operations or financial condition of the Company, any Guarantor or any Subsidiary or (b) a party to any agreement or instrument which materially adversely affects the business, properties, assets, operations or financial condition of the Company, any Guarantor or any Subsidiary.

     3.13 ERISA: The Company, each Guarantor, each Subsidiary and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted such proceedings; neither the Company, a Guarantor, a Subsidiary nor an ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4202 or ERISA from a Multiemployer Plan; the Company, each Subsidiary, each Guarantor, and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets meets or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company, each Subsidiary, each Guarantor or each ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Company, a Guarantor, a Subsidiary nor an ERISA Affiliate has incurred any liability to the PBGC under ERISA.

     3.14 Operation of Business: The Company, the Guarantors and their Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Company, the Guarantors and their Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

                        SECTION 4: CONDITIONS TO ADVANCES

     4.1 Conditions to the Initial Advance: The obligation of the Bank to make the initial Advance hereunder is subject to compliance with the following conditions precedent to the satisfaction of the Bank:


          (a) Revolving Credit Note: There shall have been delivered to the Bank the Revolving Credit Note duly executed by the Company and payable to the order of the Bank in the form of Exhibit A.

          (b) Guaranties: There shall have been delivered to the Bank unlimited continuing guaranties of the Guarantors on the Bank's standard form including corporate resolutions and, except with respect to Sandata, Inc., shareholder consents (collectively, the "Guaranties").

          (c) Security Agreements: There shall have been delivered to the Bank equipment security agreements of the Company and the Guarantors on the Bank's standard form (collectively, the "Security Agreements") granting the Bank a first priority security interest in the Company's and each Guarantor's equipment together with

                  (degree)        security agreement questionnaires
                  (degree)        UCC-11 searches
                  (degree)        UCC-3 financing statement amendments and/or
                                  UCC-1 financing statements, as appropriate

          (d) Amendment to IRB Guaranty: There shall have been delivered to the Bank an amendment to the guaranty executed in connection with the 1994 Nassau County Individual Development Revenue Bonds (Brodsky Sibling Realty, Inc. Project).

          (e) Insurance Certificate: There shall have been delivered to the Bank an insurance certificates naming the Bank as loss payee with respect to the Company's and each Guarantor's equipment.

          (f) Landlord Waiver: There shall have been delivered to the Bank landlord waivers from the landlords of each site at which any equipment of the Company or the Guarantors is located.

          (g) Certified Copies and Other Documents: There shall have been delivered to the Bank such certificates and other documents relating to the Company and the Guarantors with respect to the matters herein contemplated as the Bank may reasonably request, including but not limited to:

               (i)  With  respect  to  the  Company  and  each  Guarantor,   its
          certificate of incorporation certified by the Secretary of State of the Company's and each Guarantor's state of incorporation;

               (ii) With respect to the Company and each Guarantor, certificates of good standing from the Secretary of State of the Company's and each Guarantor's state of incorporation and, if not incorporated under the laws of the State of New York, a certificate of authority to do business in New York from the New York Secretary of State;

               (iii) An Officers' Certificate of the Company dated the date of this Agreement certifying, (w) true and correct copies of the by-laws and any amendments thereto of the Company as in effect on the date of adoption of the resolutions referred to in (x) of this subsection
          (iii), (x) true and correct copies of resolutions adopted by the board of directors of the Company (1) authorizing the Advances from the Bank hereunder and the execution, delivery and performance by the Company of this Agreement and any other Loan Document executed in connection herewith and the granting of the security interest as contemplated by the Company's Security Agreement, (2) approving forms in substantially execution form of this Agreement and the other Loan Documents, and (3) authorizing officers of the Company to execute and deliver this Agreement and the other Loan Documents and any related documents, (y) the incumbency and specimen signatures of the officers of the Company executing any documents delivered to the Bank by the Company in connection with the Advances, and (z) the truth of the representations and warranties contained in Section 3 hereof;

               (iv) An Officers' Certificate of each Guarantor dated the date of this Agreement certifying (x) true and correct copies of the by-laws and any amendments thereto of such Guarantor as in effect on the date of adoption of the resolutions referred to in the Guaranties, (y) the incumbency and specimen signatures of the officers of the Guarantor executing its Guaranty and (z) the truth of the representations and warranties contained in Section 3 hereof.

          (h) Opinion of Counsel: There shall have been delivered to the Bank an opinion of Stuart Angowitz, Esq., counsel to the Company and the
     Guarantors, dated the date of this Agreement in form and substance satisfactory to the Bank and its counsel.

          (i) Assignment of Life Insurance Policy: There shall have been delivered to the Bank an Assignment of Life Insurance Policy as Collateral ("Assignment of Life Insurance") on the Bank's standard form on the life of Bert E. Brodsky in the amount of $2,000,000.00 acknowledged by the home office of the insurer together with a life insurance questionnaire on the Bank's standard form and the original life insurance policy.

          (j) Fees: There shall have been delivered to the Bank evidence of payment of all fees associated with this Agreement including the Bank's commitment fee and fees and disbursements of the Bank's counsel.

     4.2 Conditions to each Advance: The obligation of the Bank to make each Advance to be made by it hereunder shall also be subject to the following conditions precedent: (i) the Company and the Guarantors shall have complied with and shall be in compliance with all the terms, covenants and conditions of this Agreement; (ii) there shall exist no Default or Event of Default; (iii) the representations and warranties contained in Section 3 hereof shall be true and correct; and (iv) there shall have been delivered to the Bank a certificate to the foregoing effect executed by a duly authorized officer of the Company and the Guarantors.

     4.3  Approval of Bank's  Counsel:  All of the  documentation  specified  in
Section 4.1 shall be in form and substance satisfactory to the Bank and its counsel and all legal matters incident to the Advances hereunder shall be satisfactory to counsel to the Bank.

                        SECTION 5: AFFIRMATIVE COVENANTS

     The Company and the Guarantors, jointly and severally, covenant and agree that, so long as the Commitment remains in effect or the Revolving Credit Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder and until the fulfillment of all obligations hereunder to:

     5.1 Information: Furnish to the Bank:

          (1) As soon as possible, but not more than one hundred thirty (130) days after the close of each fiscal year, the Consolidated Group's Form 10-K and the financial statements of the Consolidated Group including a consolidated balance sheet with related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied and audited by Marcum & Kliegman, CPAs or another accounting firm acceptable to the Bank. Such financial statements shall be accompanied by a certificate of such accounting firm stating whether the audit revealed any Default or Event of Default and, if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto.

          (2) As soon as possible, but not more than ninety (90) days after the close of each of the first three fiscal quarters of each fiscal year, the Consolidated Group's Form 10-Q and the financial statements of the Consolidated Group including a consolidated balance sheet with related consolidated statements of income, retained earnings and cash flows for the immediately preceding fiscal quarter, setting forth in each case in comparative form the figures for the comparable fiscal quarter of the previous year, all prepared in accordance with generally accepted accounting principles consistently applied (subject to year end adjustments) prepared by management to the Company and certified by the chief financial officer of the Company. Such financial statements shall be accompanied by an Officers' Certificate stating whether a Default or Event of Default has occurred and, if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto. Such financial statements shall be accompanied by an Officers' Certificate evidencing compliance with the financial covenants contained in Section
     5.10 hereof, in form and detail acceptable to the Bank.

          (3) Prompt written notice if: (i) any obligation (other than an obligation under this Agreement) of the Company, a Guarantor or a Subsidiary for borrowed money or for the deferred purchase price of any property is declared or shall become due and payable prior to its stated maturity, (ii) the holder of any note (other than the Revolving Credit
     Note), or other evidence of indebtedness, certificate or security evidencing any such obligation, has the right to declare such obligation due and payable prior to its stated maturity, or (iii) to the knowledge of any officer of the Company or any Guarantor there shall occur a Default or an Event of Default hereunder.

          (4) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company, a Guarantor or a Subsidiary a party to any proceeding before any governmental body which if adversely determined would have a material adverse effect on the business, financial condition or operations of the Company, a Guarantor or a Subsidiary, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of a license, permit or other authorization issued to the Company, a Guarantor or a Subsidiary by any governmental body or Person, which lapse or other termination would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company, a Guarantor or a Subsidiary, (iii) any refusal by any governmental body or Person to renew or extend such license, permit or other authorization, and (iv) any suit between the Company, a Guarantor or a Subsidiary and any governmental body or Person or formal demand made upon the Company, a Guarantor or a Subsidiary by any governmental body or Person which if adversely determined would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company, a Guarantor or a Subsidiary.

          (5) Prompt written notice in the event that: (i) the Company, a Guarantor or a Subsidiary shall fail to make any payment when due and payable under any Plan or (ii) the Company, a Guarantor or a Subsidiary shall receive notice from the Internal Revenue Service or the Department of Labor that it shall have failed to meet the minimum funding requirements of any Plan, and include therewith a copy of such notice.

          (6) Copies of any request for a waiver of the funding standards or any extension of the amortization periods required by Sections 303 and 304 of ERISA, or Section 402 of the Code, promptly after any such request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

          (7) Promptly after a Reportable Event occurs which may result in a termination of a Plan, or the Company, a Guarantor or a Subsidiary receives notice that the PBGC has instituted or intends to institute proceedings under Section 4042 of ERISA to terminate a Plan, a copy of any notice of such Reportable Event which is filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be.

          (8) Promptly upon becoming aware of the occurrence of any Prohibited Transaction in connection with any Plan, a written notice specifying the nature thereof, what action the Company, a Guarantor or a Subsidiary is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

          (9) Promptly after the filing thereof, copies of each annual report required to be filed pursuant to Section 103 of ERISA and copies of any other reports required to be filed with respect to any Plan.

          (10) Promptly upon becoming available, copies of all regular, periodic or special reports, schedules, and other material which the Company, a Guarantor or a Subsidiary may now or hereafter be required to file with or deliver to any securities exchange or to the Securities and Exchange Commission, or any other governmental body succeeding to the functions thereof.

          (11) Prior to  entering  into a Permitted  Acquisition,  as defined in
     Section 6.2 hereof, written notice to the Bank outlining the terms of such acquisition in form and detail reasonably acceptable to the Bank.

          (12) Promptly upon the occurrence of any change to Schedule I delivered pursuant hereto, a revised Schedule I.

          (13) Promptly upon request therefor, such other information and reports relating to the financial condition and operations of the Company, a Guarantor or a Subsidiary as the Bank at any time or from time to time may reasonably request.

          5.2 Existence: Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and its rights, privileges and franchises.

          5.3 Payment of Obligations: Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date upon which penalties attach thereto except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto.

          5.4 Insurance: Maintain and cause each Subsidiary to maintain insurance, at all times throughout the term of this Agreement, on its property with responsible insurance carriers licensed to do business in the State of New York, against such risks, loss, damage and liability (including liability to third parties) and in such amounts as is customarily maintained by similar businesses, including, without limitation, public liability and workers' compensation insurance, and file with the Bank within ten (10) days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof and the property and risks covered thereby, together with a certificate of a duly authorized officer of the Company or a Guarantor certifying that in the opinion of the management of the Company or a Guarantor such insurance is adequate in nature and amount, complies with the obligations of the Company or a Guarantor under this paragraph, and is in full force and effect.

          5.5 Payment of Indebtedness and Performance of Obligations: Pay and discharge, and cause each Subsidiary to pay and discharge promptly all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company, a Guarantor or a Subsidiary.

          5.6 Condition of Property: Maintain, protect and keep in good repair, working order and condition, all property of the Company and the Guarantors used or required in connection with the proper conduct of the Company's or Guarantor's business, ordinary wear and tear excepted and cause each Subsidiary to do the same.

          5.7 Observance of Legal Requirements: Observe and comply and cause each Subsidiary to observe and comply in all respects with all laws (including but not limited to ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all governmental bodies which now or at any time thereafter may be applicable to the Company, a Guarantor or a Subsidiary, a violation of which would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company, a Guarantor or a Subsidiary except where contested in good faith and by proper proceedings if appropriate reserves, in the Bank's reasonable judgment, are maintained with respect thereto.

          5.8 Books and Records: Keep, and cause each Subsidiary to keep, proper books of record and account.

          5.9 Inspection: At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Bank, through officers or employees or authorized representatives to visit and inspect any of the properties of the Company or a Guarantor and its Subsidiaries and to examine the minute books, books of account, reports and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective principal officers or with the Company's or a Guarantor's independent accountants.

          5.10 Financial Requirements: (a) Maintain on the date of this Agreement and at all times thereafter, or for the periods indicated below, the following financial requirements on a consolidated basis with respect to the Consolidated Group:

               (i) Working capital of at least $1,000,000.00. Solely for purposes of calculating compliance with the covenant contained in this
          Section 5.10(a)(i), the Advances and notes due Affiliates which are evidenced by long term promissory notes shall not be considered Current Liabilities. Current Liabilities shall mean all indebtedness for borrowed money payable within one year.

               (ii) Net Worth of at least:

               $4,200,000 from the date hereof to and including May 30, 1997;

               $5,500,000 from May 31, 1997 to and including May 30, 1998, to be increased by $250,000 in each fiscal year thereafter.

               (iii) A total liabilities to Net Worth ratio of not more than 1.0 to 1.0.

               (iv) A Debt Service Coverage Ratio of at least 1.2 to 1.0 at each fiscal year end.

               (v) An Interest Coverage Ratio of at least 4.0 to 1.0 at each fiscal year end.

     As used in this Section:

     Net Worth shall mean the sum of retained earnings, additional paid in capital plus common stock less net intangible assets and loans and advances to officers and Affiliates of Sandata, Inc. and its Subsidiaries all as determined in accordance with generally accepted accounting principles consistently applied. Solely for purposes of calculating compliance with the covenants contained in Section 5.10(a)(ii) and (iii), leasehold improvements and unamortized software costs shall not be considered intangible assets.

     Debt Service Coverage Ratio shall mean a ratio of earnings before interest, taxes, depreciation and amortization to total debt service.

     Interest Coverage Ratio shall mean a ratio of earnings before interest, taxes, depreciation and amortization to total interest expense.

     (b) Realize on a consolidated basis with respect to the Consolidated Group for each fiscal year, a net profit after taxes determined in accordance with generally accepted accounting principles consistently applied of at least $1.00.

     5.11 New Subsidiaries: Cause any wholly owned Subsidiary formed after the date of this Agreement to execute and deliver to the Bank an unlimited continuing Guaranty on the Bank's standard form and obtain or cause to be obtained resolutions authorizing same and shareholder consents thereto.


                          SECTION 6: NEGATIVE COVENANTS

     The Company and the Guarantors, jointly and severally, agree that, so long as the Commitment remains in effect or the Revolving Credit Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, neither the Company nor any Guarantor shall directly or indirectly, without the written consent or waiver of the Bank:

     6.1 Indebtedness for Borrowed Money. Create, incur, assume or suffer to exist any indebtedness for borrowed money except for (i) indebtedness for borrowed money to the Bank, (ii) indebtedness for borrowed money reflected in the financial statements referred to in Section 3.8 hereof including any extensions, renewals or replacements of any such indebtedness, (iii) indebtedness for borrowed money subordinated on terms reasonably satisfactory to the Bank to the Company's or Guarantor's, as the case may be, obligations to the Bank under this Agreement, the Revolving Credit Note or otherwise, and (iv) indebtedness for borrowed money not exceeding $500,000 in the aggregate.

     6.2 Limitation on Liens: Create, incur, assume or suffer to exist any Lien upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, or permit any Subsidiary to do so except for (i) Liens granted to the Bank, (ii) Liens on accounts receivable securing indebtedness permitted by Section 6.1 (iii) hereof and (iii) except purchase - money liens or security interests on any property hereafter acquired or the assumption of any lien or security interest on property existing at the time of such acquisition or a lien or security interest incurred in connection with any conditional sale or other title retention agreement or a finance lease provided that any property subject to any of the foregoing is acquired by the Company or any Guarantor in the ordinary course of their respective businesses and the lien or security interest on any such property is created contemporaneously with such acquisition and each such lien or security interest shall attach only to the property so acquired and the obligation secured by such lien is permitted under
Section 6.1 hereof and the related expenditure is permitted under Section 6.7 hereof.

     6.3 Merger, Consolidation and Acquisition: Merge into or consolidate with any other Person or permit any other Person to merge into it or acquire all or substantially all the properties or assets or stock of any other Person or become a partner of or venturer with any other Person or permit any Subsidiary to do so except that (a) any Subsidiary may merge into or transfer assets to the Company, (b) any Subsidiary may merge into or consolidate with or transfer assets to another Subsidiary, (c) provided the Bank has been given notice pursuant to Section 5.1(11), the Company may merge into any other Person provided the Company is the surviving corporation or acquire all or substantially all of the properties or assets of any other Person in any transaction which, after giving effect to such merger or acquisition, would not otherwise violate any of the provisions of this Agreement including but not limited to Sections 5.10, 6.7 and 6.9 (such merger or acquisition hereinafter a "Permitted Acquisition"); provided, however, if the Person to be acquired conducts business outside of the Company's Line of Business, such acquisition shall not be considered a Permitted Acquisition and will not be permitted without the Bank's prior written consent which consent will not be unreasonably withheld or delayed. The Company's Line of Business shall mean the business of providing computerized data processing services to the health care industry and the general commercial market.

     6.4 Sale of Assets: Sell, assign, transfer, lease or otherwise dispose of all or any part of its assets or property or permit any Subsidiary to do so (which consent will not be unreasonably withheld or delayed) except (a) for the sale or other disposition of assets no longer used or useful in the conduct of its business, (b) for the sale of inventory disposed of in the ordinary course of business, (c) subject to the proviso below, any Subsidiary may sell, assign, lease or otherwise transfer its assets to the Company and (d) subject to the proviso below, any Subsidiary may sell, assign, lease or otherwise transfer its assets, provided in each instance referred to in (c) or (d) hereof, the proceeds of the sale are used to repay Advances.

     6.5 Contingent Liabilities: Assume, guarantee, endorse, sell with recourse, contingently agree to purchase, discount, or otherwise become or remain liable with respect to any indebtedness, obligation or other liability of any Person, or enter into any agreement for the purchase or other acquisition of any products, materials or supplies, or for transportation or for the payment for services, if in any such case payment therefor is to be made regardless of the non-delivery of the products, materials or supplies or the non-furnishing of the transportation or service except for (a) the endorsement of negotiable instruments in the ordinary course of business, (b) guaranties in favor of the Bank, (c) provided no Default or Event of Default has occurred or would occur as a result of entering into or performing the following guaranties, guaranties of auto leases which leases do not in the aggregate require the Company and the Guarantors to make payments (including taxes, insurance and similar expenses which the Company or any Guarantor is required to pay under the terms of any lease) during any calendar year in excess of $100,000.00 and (d) a guaranty by the Company and the Guarantors of the obligations of BFS Realty LLC to the U.S. Small Business Administration in a principal amount not exceeding $750,000.00.

     6.6 Investments; Loans: Purchase, acquire, exercise an option to purchase or acquire, or own the assets, obligations, stock or any other interest of or in, or make loans or advances to, or investments in, any Person, whatsoever except for (i) investments in certificates of deposit issued by or time deposits with banks with capital in excess of One Hundred Million and 00/100
($100,000,000.00) Dollars; (ii) direct obligations of the United States Government; (iii) loans reflected in the financial statements referred to in
Section 3.8 hereof, but not any extensions, renewals or replacements of any such loans; (iv) acquisitions permitted by Section 6.3 hereof and (v) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.

     6.7  Capital  Expenditures:  Make  any  net  expenditures,  or  permit  any
Subsidiary to do so, on a consolidated basis for fixed or capital assets including software development costs exceeding, on a cumulative basis in the aggregate, $2,500,000.00 for any fiscal year net of sale/leaseback proceeds.

     6.8 Nature of Business: Change the general nature of its business or the general manner of conducting its business or permit any Subsidiary to do so.

     6.9 Transactions with Affiliates: Except in the ordinary course of and pursuant to the reasonable requirements of the Company's or a Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arms' length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate. "Affiliate" shall mean a person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Company or a Subsidiary, (2) which directly or indirectly beneficially owns or holds five (5%) percent or more of any class of voting stock of the Company or any Subsidiary, or (3) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     6.10 No Lien Senior to or Equal to Loan Documents: Create or cause to be created any lien or charge on any property subject to the security interests of the Loan Documents which is superior or equal to the liens or security interests of the Loan Documents.

     6.11 Change of Management: Permit Bert E. Brodsky at any time to not be active on a substantially full time basis in the affairs of the Company by maintaining the position of President or its equivalent.

     6.12 Dividends and Purchase of Stock: Declare any dividends or make any distributions either in cash or property on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company or any Guarantor; provided, however, Sandata, Inc. may redeem stock in an aggregate amount not to exceed $3,000,000.00 provided that Sandata, Inc. simultaneously raises capital in the amount of the redeemed stock and provided further that no Default or Event of Default has occurred or will occur as a result of such redemption.

                          SECTION 7: EVENTS OF DEFAULT

     "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any agreement, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) Default in the payment of the principal of or interest on the Revolving Credit Note or any amount payable pursuant to Section 2.5 or 2.6; or

          (b) Any representation or warranty made by the Company or a Guarantor herein or any statement or representation made in any certificate, report or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

          (c) Default in the due observance or performance of any covenant, condition or agreement on the part of the Company, a Guarantor or a Subsidiary to be observed or performed pursuant to Section 5.10 or 5.11 or
     Section 6 hereof; or

          (d) Default in the due observance or performance of any other covenant, condition or agreement on the part of the Company, a Guarantor or a Subsidiary to be observed or performed pursuant hereto (other than a covenant, condition or agreement a default in the performance of which or a breach of which is elsewhere in this Section specifically dealt with) and such default shall remain unremedied for thirty (30) consecutive calendar days after written notice shall have been given by the Bank; or

          (e) Entry of a decree or order by a court having jurisdiction in the premises adjudging the Company, a Subsidiary or a Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, a Subsidiary or a Guarantor under the Federal Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, (or other similar official) of the Company, a Subsidiary or a Guarantor or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

          (f) The Company, a Subsidiary or a Guarantor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of the Company, such Subsidiary or such Guarantor or any of their respective properties or assets; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by the Company, any such Subsidiary or any such Guarantor, for the purpose of effecting any of the foregoing; or

          (g) Rendering against the Company, a Subsidiary or a Guarantor of one or more judgments, decrees or orders for the payment of money in excess of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars in the aggregate other than a judgment for which the Company, Subsidiary or Guarantor is fully insured and the continuance of such judgments, decrees or orders unsatisfied and in effect for a period of thirty (30) consecutive days without a stay of execution; or

          (h) The Company, a Subsidiary or a Guarantor defaults in any payment of principal of or interest on any indebtedness or obligation for borrowed money (other than the Revolving Credit Note) or for the deferred purchase price of property (which indebtedness, obligation, or deferred purchase price exceeds One Hundred Thousand and 00/100 ($100,000.00) Dollars in the aggregate) or defaults in the performance of any other agreement, term or condition contained in any such obligation or in any agreement relating thereto, if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

          (i) Any of the following events occur or exist with respect to the Company, a Guarantor, a Subsidiary or an ERISA Affiliate: (1) any Prohibited Transaction involving any Plan, (2) any Reportable Event shall occur with respect to any Plan, (3) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan,
     (4) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings, or (5) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan, and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Company to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or a combination thereof) which in the aggregate exceed or may exceed Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars; or

          (j) Any Loan Document shall cease to be in full force and effect or the party obligated thereunder shall assert that it has no further obligation to the Bank thereunder.

     Then, upon the happening of any of the foregoing Events of Default, the Commitment of the Bank to make any further Advance shall terminate, the principal of and accrued interest on the Revolving Credit Note shall become and be immediately due and payable upon declaration to that effect delivered by the Bank to the Company; provided, that, upon the happening of any event specified in subsections (e) or (f) of this Section 7, the obligation of the Bank to make the Commitment of the Bank to any further Advances shall terminate and the Revolving Credit Note shall be immediately due and payable without declaration or other notice to the Company and the Company expressly waives any presentment, demand, protest or other notice of any kind.

     If one or more Events of Default shall occur, the Bank shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of the Revolving Credit Note any debt owing to the Company by the Bank, including without limitation, any funds in any deposit account maintained by the Company with the Bank, and nothing in this Agreement shall be deemed any waiver or prohibition of the Bank's right of banker's lien or set-off.


                            SECTION 8: MISCELLANEOUS

     8.1 Consents to Amendments: This Agreement may be amended and the Company may take any action prohibited, or omit to perform any act required to be performed by it, if the Company shall first obtain the Bank's written consent to such amendment, action or omission to act.

     8.2 Survival of Representations: All representations, warranties, covenants and agreements made by the Company and the Guarantors in connection herewith shall survive the execution and delivery of this Agreement and the Revolving Credit Note.

     8.3 Successors and Assigns: All covenants and agreements herein shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, provided the Company may not transfer or assign any of its rights or interests hereunder without the specific written consent of the Bank.

     8.4 Liability in Acting: In connection with this Agreement and the Commitment, each party hereto will be protected in acting upon any notice, request, consent, certificate, agreement, writing, signature, resolution, application or other paper or document believed by it to be genuine and to have been signed, executed, passed, presented or delivered by the proper party or parties.

     8.5 The Bank's Rights Not Waived; Cumulative Rights: Wherever in this Agreement or in any other manner an option, power or right is granted the Bank, it may be exercised without notice to the Company, except as in this Agreement specifically provided. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No delay, omission or failure to act on the part of the Bank in exercising any option, power or right, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude the other, later or further exercise thereof or the exercise of any other power or right.

     8.6 Expenses: The Company agrees (a) to pay or reimburse the Bank for its origination fee and the fees and disbursements of counsel to the Bank in connection with the development, preparation and execution of this Agreement and any other Loan Document prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby and all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of any amendment, supplement or modification to this Agreement and any other Loan Document prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Bank; and (b) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other Loan Document, including, without limitation, fees and disbursements of counsel to the Bank. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

     8.7 Other Agreements: The rights granted to the Bank by the Company hereunder are cumulative and in addition to the rights granted by every other agreement which the Company at any time executes and delivers to the Bank, and no such agreement shall be read or construed to limit, restrict or otherwise modify in any way the rights given hereby, except as the intent to limit is expressly set forth in such agreement and likewise no provision of this Agreement shall be deemed to limit, restrict or otherwise modify in any way any rights granted to the Bank by other agreements by the Company. All agreements herein contained and contained in any such other written agreement, whether typed or otherwise, shall be fully effective and fully enforceable in favor of the Bank and against the Company, except that if there by a conflict in the provisions of such agreements with this Agreement, the provisions of this Agreement shall prevail, and if there are similar but not identical provisions, the provisions of this Agreement shall prevail.

     8.8 Repayment: Subject to the terms and conditions of this Agreement, the Company hereby covenants and agrees to repay to the Bank its obligations hereunder, both principal and interest, as and when the same shall become due and payable, and faithfully to perform every term, condition and covenant of this Agreement and of any instrument evidencing such obligation, and every other agreement securing or relating to the same.

     8.9 Applicable Law and Jurisdiction: This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the law of the State of New York. The Company hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with the Bank that personal jurisdiction over the Company shall rest with said Court for purposes of any action on or related to this Agreement or the Note contemplated hereby.

     8.10 Counterclaim; Trial by Jury: The Company and the Guarantors hereby expressly waive any and every right to interpose a counterclaim (except mandatory counterclaims) and to a trial by jury in any action on or related to this Agreement or any Loan Document or the enforcement of either or all of the same.

     8.11 Entire Agreement: The Company, the Guarantors and the Bank agree that this Agreement and the other Loan Documents executed and delivered in connection herewith including the Notes represent the entire understanding of the parties. No modification, amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Company, a Guarantor or a Subsidiary shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No statements, agreements or representations, oral or written, which may have been made either by the Bank or by any employee, agent or broker with respect to this Agreement or the Advances shall be of any force or effect, except to the extent stated in this Agreement, and all prior agreements and representations in respect of this Agreement and the Advances are merged herein so that this Agreement shall contain the entire agreement with respect to the provisions of the Advances referred to herein. The Company and the Guarantors hereby expressly acknowledge and agree that (i) no oral commitments have been made by the Bank to extend or continue any credit to the Company or any other party, (ii) the Bank has made no representation or agreement that it will forebear or refrain in any way from exercising any right or remedy in its favor hereunder or otherwise against the Company, and (iii) they will not rely on any commitment (regardless of when made) to extend or continue any credit, or on any such agreement
(regardless of when made) to forebear or refrain from exercising rights or remedies unless such commitment or agreement shall be in writing and not signed by an officer of the Bank.

     8.12 Headings: The headings herein are for convenience only and shall not limit or affect the meaning or construction of the provisions herein.

     8.13 Notices: Notices and consents provided herein shall be in writing and shall be given to the other party by personal delivery or certified mail, return receipt requested, in a pre-paid wrapper directed to the other party at its address stated below or such other address as from time to time designated in writing by one party to the other:

          (a) if to the Company or a Guarantor:

                           26 Harbor Park Drive
                           Port Washington, New York 11050
                           Attn:  Mr. Bert E. Brodsky
                                      Chairman

                           with a copy to:

                           Stuart Angowitz, Esq.
                           430 Park Avenue - 11th Floor
                           New York, New York 10022

          (b) if to the Bank:

                           Marine Midland Bank
                           534 Broad Hollow Road
                           Melville, New York 11747
                           Attn:  Mr. Gary Sarro
                                      Vice President

Notice by mail shall be effective when received but if not sooner received shall be deemed effective at 2:45 p.m. on the second Business Day after mailing. This provision shall not prevent any party from using hand delivery or delivery by facsimile as a method of giving notice which, if hand delivered, shall be effective on the day on which delivered to such party at its address specified above and, if sent by facsimile, shall be effective when sent to a facsimile number provided by a party hereto.

     8.14 Indemnification: (a) The Company and each of the Guarantors shall indemnify, pay and hold the Bank and any holder of the Revolving Credit Note harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Bank or any holder of the Revolving Credit Note in any way relating to or arising out of the Company's, any Guarantor's or any Subsidiary's act or omission to act in violation of this Agreement.

          (b) In the event that any claim or demand for which the Company and/or each Guarantor would be liable to the Bank pursuant to Section 8.14(a) above is asserted against or sought to be collected from the Bank by a third party, the Bank shall notify the Company and the appropriate Guarantor of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible. The Company and/or the appropriate Guarantor may, at its option, with the consent of the Bank in its sole discretion defend the Bank against such claim or demand with counsel satisfactory to the Bank.

     8.15 Authority to Disclose: All Federal, state, municipal and other authorities (including the United States Treasury Department and the Internal Revenue Service) and all banks, trust companies and other banking or financial corporations, and organizations and all accountants, auditors, appraisers and examiners with which or whom the Company or any Guarantor has heretofore, now has or hereafter may have banking or professional relations, are hereby irrevocably authorized and directed to permit representatives of the Bank to have full access during regular business hours and from time to time upon reasonable request to make copies of and extracts from all reports, examinations, audits, appraisals, and returns by or with respect to the Company or any Guarantor and all information concerning the Company or any Guarantor from time to time contained in their files and records subject to reasonable restrictions as requested by the Company provided such restrictions do not conflict with applicable law. The Bank shall hold information so obtained in confidence except that it may disclose such information as it may be required by law to disclose. The Company or any Guarantor may disclose the existence of this Agreement in connection with its filings with the Securities and Exchange Commission and this Agreement may be filed and made available as a public record in connection with such filings.

     8.16 Severability: In the event that any one or more of the provisions of this Agreement or the Revolving Credit Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

     8.17 Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the year and date first above written.

                                               BORROWER:

                                               SANDSPORT DATA SERVICES, INC.

                                               By: /s/ Bert E. Brodsky
                                                   Bert E. Brodsky
                                                   Chairman

                                               GUARANTORS:

                                               SANDATA, INC.

                                               By: /s/ Bert E. Brodsky
                                                   Bert E. Brodsky
                                                   President

                                                SANDATA HOME HEALTH
                                                SYSTEMS, INC.

                                                By: /s/ Bert E. Brodsky
                                                    Bert E. Brodsky
                                                    President

                                                SANDATA PRODUCTIVITY, INC.

                                                By: /s/ Bert E. Brodsky
                                                    Bert E. Brodsky
                                                    President

                                                 SANDATA SPECTRUM, INC.

                                                 By:/s/ Bert E. Brodsky
                                                     Bert E. Brodsky
                                                     President

                                                 SANDATA INTECK, INC.

                                                 By: /s/ Bert E. Brodsky
                                                    Bert E. Brodsky
                                                    President

                                                   SANTRAX SYSTEMS, INC.

                                                   By: /s/ Bert E. Brodsky
                                                      Bert E. Brodsky
                                                      President

                                                    BANK:

                                                    MARINE MIDLAND BANK

                                                    By:/s/ Gary Sarro
                                                       Gary Sarro
                                                       Vice President

                                   SCHEDULE I

                          Subsidiaries of Sandata, Inc.


                           State of                 Percentage
Name                       Incorporation            Ownership

The Company                  New York                  100%

Sandata Home Health          Delaware                  100%
  Systems, Inc.

Sandata Productivity, Inc.   Delaware                  100%

Sandata Spectrum, Inc.       Delaware                  100%

Sandata Inteck, Inc.         Delaware                  100%

Santrax Systems, Inc.        New York                  100%

Neither the Company nor any of the other Guarantors has any Subsidiaries.

                             Section 3.5 Litigation

None.

                                    EXHIBIT A
                              REVOLVING CREDIT NOTE

$3,000,000.00                                                 Melville, New York
                                                                  April 18, 1997

     FOR VALUE RECEIVED, SANDSPORT DATA SERVICES, INC., a New York corporation ("Company") promises to pay to the order of MARINE MIDLAND BANK ("Bank") at its office located at 534 Broad Hollow Road, Melville, New York the principal sum of the lesser of: (a) Three Million and 00/100 ($3,000,000.00) Dollars; or (b) the aggregate unpaid principal amount of all Advances made by Bank to Company pursuant to the Agreement hereinafter referred to, on March 1, 2000.

     Company shall also pay interest on the unpaid balance from time to time outstanding, at said office at the rate and times and in accordance with the provisions of Section 2.7 of the Revolving Credit Agreement among the Company, certain affiliated corporations and the Bank dated as of April 18, 1997. Interest on payments which are past due whether at the stated maturity or by acceleration or otherwise shall accrue at the otherwise applicable rate per annum plus three (3%) percent. All computations of interest hereunder shall be made on the basis of a 360 day year for the actual number of days elapsed.

     All payments including prepayments on this Note shall be made in lawful money of the United States of America in immediately available funds. If a payment becomes due and payable on a Saturday, Sunday, or public or other banking holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

     Company hereby authorizes Bank to enter from time to time the amount of each Advance to Company on the schedule annexed hereto and made a part hereof. Failure of Bank to record such information on such schedule shall not in any way affect the obligation of Company to pay any amount due under this Note.

     This Note is the Revolving Credit Note referred to the Agreement as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement.

     If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Company further agrees to pay all costs and expenses of such action or proceeding and reasonable attorneys' fees and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding. Company hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with Bank that personal jurisdiction over Company shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note or the enforcement of same. Company hereby expressly waives any and every right to a trial by jury in any action on or related to this Note or the enforcement of the same.

     Bank may transfer this Note and may deliver the security or any part thereof to any transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter. The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

     Company and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

     This Note and its provisions shall be construed in accordance with the laws of the State of New York.

                                                   SANDSPORT DATA SERVICES, INC.


                                                   By:
                                                   Bert E. Brodsky
                                                   Chairman

                                                   Address:
                                                   26 Harbor Park Drive
                                                   Port Washington, NY  11050

                 Schedule of Advances and Payments of Principal



       Amount of Principal Paid or Prepaid Name of Person Making Notation
                 Amount of Advance         Unpaid Principal Balance